Exhibit 99.1
Magnolia Oil & Gas Corporation Announces 2023 Fourth Quarter and Year End Results

HOUSTON, TX, February 14, 2024 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the fourth quarter and full year 2023.

Fourth Quarter 2023 Summary Financial Results:

(In millions, except per share data)	For the Quarter Ended December 31, 2023	For the Quarter Ended December 31, 2022	Percentage increase (decrease)
Average daily production (Mboe/d)	85.4	73.8	16%
Net income	$113.9	$254.8	(55)%
Earnings per share - diluted	0.53	1.20	(56)%
Adjusted EBITDAX(1)	240.0	267.5	(10)%
Capital expenditures - D&C	91.5	140.0	(35)%
Cash balance	$401.1	$675.4	(41)%
Diluted weighted average total shares outstanding(2)	206.5	215.4	(4)%

Full Year 2023 Summary Financial Results:

(In millions, except per share data)	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022	Percentage increase (decrease)
Average daily production (Mboe/d)	82.3	75.4	9%
Net income	$442.6	$1,050.2	(58)%
Earnings per share - diluted	2.04	4.71	(57)%
Adjusted EBITDAX(1)	899.2	1,345.3	(33)%
Capital expenditures - D&C	421.6	459.8	(8)%
Cash balance	$401.1	$675.4	(41)%
Diluted weighted average total shares outstanding(2)	210.2	220.7	(5)%

Fourth Quarter and Full Year 2023 Highlights:

•Magnolia reported fourth quarter and full year 2023 net income attributable to Class A Common Stock of $98.4 million, or $0.53 per diluted share, and $388.3 million or $2.04 per diluted share, respectively. Fourth quarter and full year 2023 total net income was $113.9 million and $442.6 million, respectively. The diluted weighted average share count(2) for the fourth quarter and full year 2023 was 206.5 million and 210.2 million, a year-over-year decline of 4% and 5%, respectively.

•Adjusted EBITDAX(1) was $240.0 million during the fourth quarter of 2023, with drilling and completions (“D&C”) capital of $91.5 million, below our guidance of $100 million. The D&C capital was just 38% of quarterly adjusted EBITDAX. Adjusted EBITDAX for the full year 2023 was $899.2 million with total D&C capital of $421.6 million or 8% less than the prior year, and representing 47% of adjusted EBITDAX.

•Net cash provided by operating activities was $246.9 million during the fourth quarter of 2023 and $855.8 million during full year 2023. The Company generated free cash flow(1) of $131.3 million during the fourth quarter of 2023 and $412.9 million during full year 2023.

•Total production in the fourth quarter of 2023 grew 16% from the fourth quarter of 2022 to 85.4 thousand barrels of oil equivalent per day (“Mboe/d”). Production for full year 2023 averaged 82.3 Mboe/d representing year-over-year volume growth of more than 9%.

(1) Adjusted EBITDAX and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.

•In the fourth quarter of 2023, production at Giddings and Other grew 46% compared to the prior year fourth quarter to 63.0 Mboe/d including oil production growth of 48%. Giddings production represented approximately 71% of overall Magnolia volumes in 2023 and the Giddings area continues to see operating efficiency improvements in the field such as fewer drilling days per well and significant gains in stimulation stages per day.

•Magnolia repurchased 2.5 million Class A Common shares during the fourth quarter for $54.2 million. Total share repurchases during 2023 amounted to 9.6 million Class A Common shares, driving the reduction in the Company’s diluted weighted average share count(3) by 5% compared to the prior year. Magnolia has 9.2 million Class A Common shares remaining as part of the current share repurchase authorization, which is specifically allocated toward open market share repurchases.

•As previously announced, the Board of Directors declared a cash dividend of $0.13 per share of Class A common stock, and a cash distribution of $0.13 per Class B unit, payable on March 1, 2024 to shareholders of record as of February 16, 2024. The quarterly dividend represents a 13% increase providing an annualized rate of $0.52 per share. This is the third consecutive year that Magnolia has increased its dividend rate after initiating a dividend payment in 2021 and is reinforced by our ongoing efforts toward reducing our outstanding shares and delivering moderate annual production growth.

•Magnolia returned 60%(4) and 74%(5) of the free cash flow generated during the fourth quarter and full year 2023, respectively, to the Company’s shareholders through a combination of share repurchases and dividends. Along with the significant return of cash to shareholders, Magnolia ended the year with $401.1 million of cash on its balance sheet. The Company remains undrawn on its $450.0 million revolving credit facility, with no debt maturities until 2026 and does not currently plan to increase its bonded indebtedness.
“I want to praise our teams for their numerous accomplishments during 2023 which included another solid year of execution on Magnolia’s overall strategy and core principles including disciplined capital spending and high operating margins, while generating consistent free cash flow and delivering moderate production growth,” said President and CEO Chris Stavros. “Our business model is designed to provide a balanced approach toward prudently and efficiently reinvesting in our assets while returning a significant amount of cash to investors. During 2023, we spent 47 percent of our EBITDAX drilling and completing wells while returning 74 percent of our free cash flow to shareholders via share repurchases and dividends.

“Our supply chain and operations staff partnered with our service providers and material vendors to better align costs within the lower commodity price environment which improved our margins and free cash flow generation. As a result of our actions, our total capital spending was 17 percent lower than our initial 2023 budget and we generated $413 million of free cash flow while achieving production growth of 9 percent. We also used some of our excess balance sheet cash to make several bolt-on oil and gas property acquisitions during 2023, yet still ended the year with zero net debt. These properties, improve the business and its overall durability by enhancing our high-margin resource opportunity set and allows us to apply our experience and skills from Giddings.

“Looking forward, last year’s actions have strengthened our position into 2024 as we expect total company production growth to be in the high single digits, with oil volumes growing at similar rates and remaining fairly steady through the year. Our capital plan will continue to be disciplined and we anticipate a reinvestment rate of less than 55 percent of adjusted EBITDAX at current product prices. Well costs in Giddings have declined by more than 20 percent from year-ago levels leading to lower F&D costs as we start the year. We expect to generate a sizable amount of free cash flow and plan to return a significant portion of this back to shareholders through our growing dividend and ongoing share repurchase program. Magnolia’s strategy is aimed at maximizing per share value through the cycle and over time, and we remain well-positioned to execute on our plan.”

(3) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(4) Fourth quarter 2023 return to shareholders includes $54.2 million of share repurchases, $21.5 million of dividends to Class A shareholders, and $2.5 million of distributions to Class B shareholders, divided by the quarterly free cash flow (reconciled on page 13).
(5) Full year 2023 return to shareholders includes $207.0 million of share repurchases, $87.8 million of dividends to Class A shareholders, and $10.0 million of distributions to Class B shareholders, divided by the annual free cash flow (reconciled on page 13).

Operational Update

Fourth quarter 2023 total company production averaged 85.4 Mboe/d, representing a 16 percent increase over the prior year period. Production from Giddings and Other increased by 46 percent with oil production growing by 48 percent over the prior year’s fourth quarter. Magnolia’s fourth quarter and full year 2023 capital spending on drilling, completions and associated facilities was $91.5 million and $421.6 million. While this was below our previous guidance, a small amount of capital was deferred into the first quarter of 2024. In total, 2023 capital spending was more than $80 million lower, or approximately 17 percent below the midpoint of our initial 2023 capital spending guidance. Our actions taken to lower capital helped to reduce our finding and development costs, improve our operating margins and allowed us to generate additional free cash flow during 2023.

Magnolia plans to operate two drilling rigs and one completion crew during 2024 and expects to maintain this level of activity throughout the year. While this activity level is similar to the 2023 operating plan, lower well costs combined with improved operating efficiencies allow for more wells to be drilled, completed and turned in line helping to support Magnolia’s overall high-margin growth. Most of the development activity will consist of multi-well development pads in the Company’s Giddings area, with a smaller amount of development planned in the Karnes area, in addition to some appraisal wells at Giddings. For Giddings development activity in 2024, we currently expect to drill multi-well pads with somewhat longer lateral lengths of approximately 8,500 feet.

2023 Oil and Gas Reserves

Total 2023 proved reserves increased 8 percent to 169.8 MMboe from 157.0 MMboe at year end 2022 and replaced 143 percent(6) of 2023 production. Magnolia books only one year of proved undeveloped reserves and as a result 80 percent of its 2023 proved reserves were developed. The proved undeveloped reserves represent what we plan to convert to proved developed during 2024.

Magnolia’s total proved developed reserves at year end 2023 were 135.2 MMboe. Excluding acquisitions, sales, and price-related revisions, the Company added 43.9 MMboe of proved developed reserves during the year. Total costs incurred excluding property acquisition costs, exploration expenses and asset retirement obligations were $421.6 million in 2023 resulting in organic proved developed F&D costs of $9.60 per boe. During the three-year period from 2021 to 2023, Magnolia’s organic proved developed F&D costs averaged $10.79 per boe.

Additional Guidance

Magnolia expects its total 2024 D&C capital spending to be in the range of $450 to $480 million, which includes an estimate of non-operated capital that is about the same as 2023 levels. We expect first quarter D&C capital expenditures to be approximately $130 million and anticipate this to be the highest quarterly rate of spending for the year. Total production for the first quarter is estimated to be approximately 84 to 85 Mboe/d which incorporates several days of production and facilities downtime caused by severe winter weather conditions in mid-January. Despite this impact, our production has fully recovered and we are maintaining our guidance for high single digit production growth in 2024. Most of this growth is expected to come from our development program in our Giddings area.

Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the first quarter of 2024 is expected to be approximately 205 million shares, which is 4 percent lower than first quarter 2023 levels.

Annual Report on Form 10-K

Magnolia's financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2023, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on February 15, 2024.

(6) Calculated as the sum of the 2023 change in total proved reserves of 12.8 MMboe and 2023 production of 30.1 MMboe divided by 2023 production.

Conference Call and Webcast

Magnolia will host an investor conference call on Thursday, February 15, 2024 at 10:00 am Central (11:00 am Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre‐tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is expected to be filed with the SEC on February 15, 2024. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors
Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Media
Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Years Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Production:
Oil (MBbls)	3,263	2,972	12,608	12,189
Natural gas (MMcf)	14,246	12,455	55,085	50,660
Natural gas liquids (MBbls)	2,221	1,740	8,266	6,874
Total (Mboe)	7,858	6,788	30,054	27,506

Average daily production:
Oil (Bbls/d)	35,466	32,307	34,541	33,394
Natural gas (Mcf/d)	154,848	135,380	150,918	138,796
Natural gas liquids (Bbls/d)	24,140	18,914	22,645	18,833
Total (boe/d)	85,414	73,785	82,340	75,360

Revenues (in thousands):
Oil revenues	$252,531	$245,305	$958,388	$1,158,006
Natural gas revenues	26,367	59,445	102,054	301,494
Natural gas liquids revenues	43,730	44,292	166,537	234,993
Total revenues	$322,628	$349,042	$1,226,979	$1,694,493

Average sales price:
Oil (per Bbl)	$77.39	$82.53	$76.02	$95.01
Natural gas (per Mcf)	1.85	4.77	1.85	5.95
Natural gas liquids (per Bbl)	19.69	25.45	20.15	34.18
Total (per boe)	$41.06	$51.42	$40.83	$61.60

NYMEX WTI (per Bbl)	$78.33	$82.63	$77.61	$94.23
NYMEX Henry Hub (per MMBtu)	$2.88	$6.27	$2.74	$6.65
Realization to benchmark:
Oil (% of WTI)	99%	100%	98%	101%
Natural gas (% of Henry Hub)	64%	76%	68%	89%

Operating expenses (in thousands):
Lease operating expenses	$40,431	$35,457	$155,491	$131,513
Gathering, transportation, and processing	10,908	13,236	44,327	64,754
Taxes other than income	16,234	19,114	65,565	94,031
Depreciation, depletion and amortization	95,922	63,820	324,790	243,152

Operating costs per boe:
Lease operating expenses	$5.15	$5.22	$5.17	$4.78
Gathering, transportation, and processing	1.39	1.95	1.47	2.35
Taxes other than income	2.07	2.82	2.18	3.42
Depreciation, depletion and amortization	12.21	9.40	10.81	8.84

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Years Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
REVENUES
Oil revenues	$252,531	$245,305	$958,388	$1,158,006
Natural gas revenues	26,367	59,445	102,054	301,494
Natural gas liquids revenues	43,730	44,292	166,537	234,993
Total revenues	322,628	349,042	1,226,979	1,694,493
OPERATING EXPENSES
Lease operating expenses	40,431	35,457	155,491	131,513
Gathering, transportation and processing	10,908	13,236	44,327	64,754
Taxes other than income	16,234	19,114	65,565	94,031
Exploration expenses	306	1,467	5,445	11,586
Asset retirement obligations accretion	1,500	841	4,039	3,245
Depreciation, depletion and amortization	95,922	63,820	324,790	243,152
Impairment of oil and natural gas properties	—	—	15,735	—
General and administrative expenses	19,240	17,200	77,102	72,426
Total operating costs and expenses	184,541	151,135	692,494	620,707

OPERATING INCOME	138,087	197,907	534,485	1,073,786

OTHER INCOME (EXPENSE)
Interest expense, net	(405)	(1,805)	(33)	(23,442)
Other income (expense), net	7,718	(35)	15,360	6,543
Total other income (expense), net	7,313	(1,840)	15,327	(16,899)

INCOME BEFORE INCOME TAXES	145,400	196,067	549,812	1,056,887

INCOME TAX EXPENSE (BENEFIT)
Current income tax expense	4,402	7,025	31,852	72,358
Deferred income tax expense (benefit)	27,142	(65,720)	75,356	(65,720)
Total income tax expense (benefit)	31,544	(58,695)	107,208	6,638

NET INCOME	113,856	254,762	442,604	1,050,249
LESS: Net income attributable to noncontrolling interest	15,411	23,023	54,303	156,412
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$98,445	$231,739	$388,301	$893,837

NET INCOME PER SHARE OF CLASS A COMMON STOCK
Basic	$0.53	$1.21	$2.04	$4.73
Diluted	$0.53	$1.20	$2.04	$4.71
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	184,511	190,274	188,174	187,433
Diluted	184,625	190,659	188,355	187,901
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING(1)	21,827	24,745	21,827	32,810
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Years Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$113,856	$254,762	$442,604	$1,050,249
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	95,922	63,820	324,790	243,152
Exploration expenses, non-cash	265	554	274	554
Impairment of oil and natural gas properties	—	—	15,735	—
Asset retirement obligations accretion	1,500	841	4,039	3,245
Amortization of deferred financing costs	1,083	1,042	4,256	5,854
(Gain) on sale of assets	—	—	(3,946)	—
Deferred income tax benefit	27,142	(65,720)	75,356	(65,720)
(Gain) on revaluation of contingent consideration	(7,643)	—	(7,643)	—
Stock based compensation	4,106	3,450	16,166	13,314
Net change in operating assets and liabilities	10,651	9,253	(15,842)	46,039
Net cash provided by operating activities	246,882	268,002	855,789	1,296,687

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(279,184)	(78,377)	(355,499)	(90,126)
Additions to oil and natural gas properties	(92,835)	(141,629)	(424,890)	(465,139)
Changes in working capital associated with additions to oil and natural gas properties	(12,105)	23,835	(33,793)	37,987
Other investing	(128)	(422)	(718)	(1,609)
Net cash used in investing activities	(384,252)	(196,593)	(814,900)	(518,887)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(53,624)	(11,776)	(205,320)	(164,913)
Class B Common Stock purchases and cancellations	—	(48,520)	—	(187,273)
Dividends paid	(21,597)	(18,978)	(88,077)	(75,198)
Distributions to noncontrolling interest owners	(4,119)	(5,510)	(14,065)	(29,362)
Cash paid for debt modification	—	—	—	(5,494)
Other financing activities	(635)	(723)	(7,747)	(7,101)
Net cash used in financing activities	(79,975)	(85,507)	(315,209)	(469,341)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(217,345)	(14,098)	(274,320)	308,459
Cash and cash equivalents – Beginning of period	618,466	689,539	675,441	366,982
Cash and cash equivalents – End of period	$401,121	$675,441	$401,121	$675,441

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	December 31, 2023	December 31, 2022
Cash and cash equivalents	$401,121	$675,441
Other current assets	190,152	175,306
Property, plant and equipment, net	2,052,021	1,533,029
Other assets	112,922	188,809
Total assets	$2,756,216	$2,572,585

Current liabilities	$314,887	$340,273
Long-term debt, net	392,839	390,383
Other long-term liabilities	165,822	101,738
Common stock	23	23
Additional paid in capital	1,743,930	1,719,875
Treasury stock	(538,445)	(329,512)
Retained earnings	486,162	185,669
Noncontrolling interest	190,998	164,136
Total liabilities and equity	$2,756,216	$2,572,585

Magnolia Oil & Gas Corporation
Costs Incurred, Proved Developed Reserves, Organic F&D Cost Per Boe and Reserve Replacement Ratio

The following tables summarize the Company's costs incurred in oil and gas property acquisition, exploration and development activities, reconciliation of changes in proved developed reserves, and calculation of organic proved developed F&D cost per boe for the years ended December 31, 2023, 2022, and 2021.

		For the Years Ended			Three Year Total
(In thousands)		December 31, 2023	December 31, 2022	December 31, 2021
Costs incurred:
Proved property acquisition costs		$326,150	$53,781	$12,354	$392,285
Unproved properties acquisition costs		68,177	37,994	10,483	116,654
Total acquisition costs		394,327	91,775	22,837	508,939
Exploration and development costs		471,238	477,995	240,815	1,190,048
Total costs incurred		865,565	569,770	263,652	1,698,987
Less: Total acquisition costs		(394,327)	(91,775)	(22,837)	(508,939)
Less: Asset retirement obligations		(41,177)	(1,824)	(1,153)	(44,154)
Less: Exploration expenses		(5,171)	(11,032)	(3,237)	(19,440)
Less: Leasehold acquisition costs		(3,267)	(5,302)	(4,521)	(13,090)
Drilling and completions capital	(A)	$421,623	$459,837	$231,904	$1,113,364

		For the Years Ended			Three Year Total
(In MMboe)		December 31, 2023	December 31, 2022	December 31, 2021
Proved developed reserves:
Beginning of period		125.6	109.8	85.8	85.8
End of period		135.2	125.6	109.8	135.2
Increase in proved developed reserves		9.6	15.8	24.0	49.4
Production		30.1	27.5	24.1	81.7
Increase in proved developed reserves plus production		39.7	43.3	48.1	131.1
Less: Purchases of reserves in place, net of sales		(10.9)	(4.6)	(0.4)	(15.9)
Increase in proved developed reserves, excluding acquisitions, net of sales		28.8	38.7	47.7	115.2
Plus (Less): Price-related revisions		15.1	(10.4)	(16.7)	(12.0)
Increase in proved developed reserves, excluding acquisitions, sales, and price-related revisions	(B)	43.9	28.3	31.0	103.2

		For the Years Ended			Three Year Average
		December 31, 2023	December 31, 2022	December 31, 2021
Organic proved developed F&D cost per boe	(A)/(B)	$9.60	$16.25	$7.48	$10.79

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
NET INCOME	$113,856	$254,762	$442,604	$1,050,249
Exploration expenses	306	1,467	5,445	11,586
Asset retirement obligations accretion	1,500	841	4,039	3,245
Depreciation, depletion and amortization	95,922	63,820	324,790	243,152
Interest expense, net	405	1,805	33	23,442
Income tax expense (benefit)	31,544	(58,695)	107,208	6,638
EBITDAX	243,533	264,000	884,119	1,338,312
Impairment of oil and natural gas properties	—	—	15,735	—
Gain on revaluation of contingent consideration	(7,643)	—	(7,643)	—
Other income adjustment (1)	—	—	(9,193)	(6,333)
Non-cash stock based compensation expense	4,106	3,450	16,166	13,314
Adjusted EBITDAX	$239,996	$267,450	$899,184	$1,345,293

(1) The years ended December 31, 2023 and 2022 include adjustments of $5.3 million and $6.3 million, respectively, related to earnout payments associated with the sale of the Company’s 35% membership interest in Ironwood Eagle Ford Midstream, LLC in 2020. The year ended December 31, 2023 also includes an adjustment of $3.9 million related to the gain on the sale of the Company’s 84.7% interest in Highlander Oil & Gas Holdings LLC.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
NET INCOME	$113,856	$254,762	$442,604	$1,050,249
Adjustments:
Impairment of oil and natural gas properties	—	—	15,735	—
Deferred income tax benefit (1)	—	(65,720)	—	(65,720)
Gain on revaluation of contingent consideration	(7,643)	—	(7,643)	—
Other income adjustment (2)	—	—	(9,193)	(6,333)
Change in estimated income tax(3)	1,490	—	215	—
ADJUSTED NET INCOME	$107,703	$189,042	$441,718	$978,196

Diluted weighted average shares of Class A Common Stock outstanding during the period	184,625	190,659	188,355	187,901
Weighted average shares of Class B Common Stock outstanding during the period(4)	21,827	24,745	21,827	32,810
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities(4)	206,452	215,404	210,182	220,711

(1) Deferred income tax benefit primarily relates to the release of the valuation allowance during the year ended December 31, 2022 against the Company’s federal and state deferred tax assets that was originally established as a result of impairments recorded in the first quarter of 2020.
(2) The years ended December 31, 2023 and 2022 include adjustments of $5.3 million and $6.3 million, respectively, related to earnout payments associated with the sale of the Company’s 35% membership interest in Ironwood Eagle Ford Midstream, LLC in 2020. The year ended December 31, 2023 also includes an adjustment of $3.9 million related to the gain on the sale of the Company’s 84.7% interest in Highlander Oil & Gas Holdings LLC.
(3) Represents corporate income taxes at an assumed annual effective tax rate of 19.5% for the quarter and year ended December 31, 2023. There was no change in estimated income tax for the quarter and year ended December 31, 2022 due to the valuation allowance against net deferred tax assets.
(4) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and to operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less operating expenses per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended		For the Years Ended
(In $/boe)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenue	$41.06	$51.42	$40.83	$61.60
Total cash operating costs:
Lease operating expenses (1)	(5.09)	(5.17)	(5.11)	(4.74)
Gathering, transportation and processing	(1.39)	(1.95)	(1.47)	(2.35)
Taxes other than income	(2.07)	(2.82)	(2.18)	(3.42)
Exploration expenses (2)	(0.01)	(0.14)	(0.17)	(0.40)
General and administrative expenses (3)	(1.99)	(2.07)	(2.09)	(2.18)
Total adjusted cash operating costs	(10.55)	(12.15)	(11.02)	(13.09)
Adjusted cash operating margin	$30.51	$39.27	$29.81	$48.51
Margin (%)	74%	76%	73%	79%
Non-cash costs:
Depreciation, depletion and amortization	$(12.21)	$(9.40)	$(10.81)	$(8.84)
Impairment of oil and natural gas properties	—	—	(0.52)	—
Asset retirement obligations accretion	(0.19)	(0.12)	(0.13)	(0.12)
Non-cash stock based compensation	(0.52)	(0.51)	(0.54)	(0.49)
Exploration expenses, non-cash	(0.03)	(0.08)	(0.01)	(0.02)
Total non-cash costs	(12.95)	(10.11)	(12.01)	(9.47)
Operating income margin	$17.56	$29.16	$17.80	$39.04
Add back: impairment of oil and natural gas properties	—	—	0.52	—
Adjusted operating income margin	$17.56	$29.16	$18.32	$39.04
Margin (%)	43%	57%	45%	63%
(1) Lease operating expenses exclude non-cash stock based compensation of $0.5 million, or $0.06 per boe, and $0.3 million, or $0.05 per boe, for the quarters ended December 31, 2023 and 2022, respectively, and $1.9 million, or $0.06 per boe, and $1.2 million, or $0.04 per boe for the years ended December 31, 2023 and 2022, respectively.
(2) Exploration expenses exclude non-cash exploration activity of $0.3 million, or $0.03 per boe, and $0.6 million, or $0.08 per boe, for the quarters ended December 31, 2023 and 2022, respectively, and $0.3 million, or $0.01 per boe, and $0.6 million, or $0.02 per boe, for the years ended December 31, 2023 and 2022, respectively.
(3) General and administrative expenses exclude non-cash stock based compensation of $3.6 million, or $0.46 per boe, and $3.1 million, or $0.46 per boe, for the quarters ended December 31, 2023 and 2022, respectively, and $14.3 million, or $0.48 per boe, and $12.1 million, or $0.45 per boe, for the years ended December 31, 2023 and 2022, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and is frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net cash provided by operating activities	$246,882	$268,002	$855,789	$1,296,687
Add back: net change in operating assets and liabilities	(10,651)	(9,253)	15,842	(46,039)
Cash flows from operations before net change in operating assets and liabilities	236,231	258,749	871,631	1,250,648
Additions to oil and natural gas properties	(92,835)	(141,629)	(424,890)	(465,139)
Changes in working capital associated with additions to oil and natural gas properties	(12,105)	23,835	(33,793)	37,987
Free cash flow	$131,291	$140,955	$412,948	$823,496